UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company ad defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On March 18, 2019, World Wrestling Entertainment, Inc. (the “Company”) entered into an Agreement of Lease (the “Lease”) with Stamford Washington Office LLC, a Delaware limited liability company (the “Landlord”) under which the Company will lease approximately 415,266 rentable square feet in two attached buildings located at 677 Washington Boulevard and 707 Washington Boulevard, Stamford, Connecticut (collectively, the “Premises”). The new Premises will allow the Company to bring together its operations, including its production studios and corporate offices at its new site.

Pursuant to the Lease, the Landlord will construct base building improvements in the Premises, with delivery to the Company following Landlord’s completion of such improvements, no earlier than July 1, 2019. Upon delivery, the Company will construct interior tenant improvements in the Premises.  The Landlord will provide an allowance of up to $40,337,716 to be applied to the cost of the Company’s tenant improvements.

The Lease provides for a term of approximately seventeen years, commencing on signing and expiring on the last day of the calendar month in which occurs the fifteenth anniversary of the Rent Commencement Date (as defined below) (the “Initial Term”), with five separate renewal terms of five years each (each, a “Renewal Term”).  The Company is required to give written notice to the Landlord not later than fifteen months prior to the end of the then current Initial Term or Renewal Term, as applicable, if the Company desires to exercise its right to extend such term.

Following an abatement period of eighteen months from the date of delivery of the Premises (the “Rent Commencement Date”), the Company will be obligated to pay base rent over the remainder of the Initial Term in the amount of $19,100,809 per year initially (payable on a monthly basis), and increasing to (i) $20,927,392 per year on the sixth anniversary of the Rent Commencement Date, and (ii) $22,753,955 per year on the eleventh anniversary of the Rent Commencement Date, as set forth in the Lease.  The Company will also be responsible under the Lease for the payment of additional rent to cover the Company’s proportionate share of certain taxes and operational and other expenses of the Landlord, in accordance with and subject to the terms and conditions of the Lease.  During the first three Renewal Terms, the rent will be the lesser of (i) the Annual Fair Market Rental Rate (as defined in the Lease) of the Premises as of the expiration date of the Initial Term or applicable Renewal Term, and (ii) the then-fully escalated base rent, inclusive of certain operating and other expenses, and taking into account further increases in the base rent for each of the first three Renewal Terms, in each case, determined in accordance with the terms and conditions of the lease.  During the fourth and fifth Renewal Terms, the rent will be based on the Annual Fair Market Rental Rate of the Premises.

The Company has certain other rights, including, without limitation, (i) expansion rights; (ii) a right of first offer to purchase the buildings in which the Premises are located; and (iii) a right of first offer to lease certain additional space in one of the buildings where the Premises are located.  The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods.

The foregoing description of the Lease does not purport to be a complete description of the parties’ rights and obligations under the Lease. The above descriptions are qualified in their entirety by reference to the complete Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

The Company’s press release announcing the Company’s entrance into the Lease is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

99.1Press Release dated March 20, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

Dated:	March 20, 2019	By:	/s/ GEORGE A. BARRIOS
George A. Barrios
Co-President